June 2010 Preliminary Terms No. 21 Registration Statement No. 333-145845 Dated June 17, 2010 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

PLUS Based on the Value of the EURO STOXX 50® Index due December 29, 2011
Performance Leveraged Upside SecuritiesSM

PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies. These investments allow investors to capture enhanced returns relative to the asset’s actual positive performance. The leverage typically applies only for a certain range of price performance. In exchange for enhanced performance in that range, investors generally forgo performance above a specified maximum return. At maturity, an investor will receive an amount in cash that may be greater than, equal to or less than the principal amount based upon the closing value of the asset at maturity. The PLUS are senior unsecured debt obligations of Barclays Bank PLC and all payments on the PLUS are subject to the creditworthiness of Barclays Bank PLC.

SUMMARY TERMS
Issuer:	Barclays Bank PLC
Maturity date:	December 29, 2011
Underlying index:	EURO STOXX 50® Index (the “Index”)
Aggregate principal amount:	$
Payment at maturity:	If final index value is greater than initial index value,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If final index value is less than or equal to initial index value,
$10 x index performance factor
This amount will be less than or equal to the stated principal amount of $10.
Leveraged upside payment:	$10 x leverage factor x index percent increase
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	The index closing value of the underlying index on the pricing date
Final index value:	The index closing value on the valuation date
Valuation date:	December 23, 2011, subject to adjustment for certain market disruption events.
Leverage factor:	300%
Index performance factor:	final index value / initial index value

Maximum payment at maturity:	$12.70 to $13.20 (127.00% to 132.00% of the stated principal amount) per PLUS (the actual maximum payment at maturity will be determined on the pricing date)

Stated principal amount:	$10 per PLUS
Issue price:	$10 per PLUS (see “Commissions and Issue Price” below)
Pricing date:	June , 2010 (expected to price on or about June 25, 2010, or if such day is not a scheduled trading day, the next succeeding scheduled trading day).
Original issue date:	June , 2010 (2 business days after the pricing date)
CUSIP/ISIN:	06740L345 / US06740L345
Listing:	We do not intend to list the PLUS on any securities exchange.
Selected Dealer:	Morgan Stanley Smith Barney LLC (“MSSB”)
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per PLUS	$10	$0.20	$9.80
Total	$	$	$

(1)

The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor. The lowest price payable by an investor is $9.9250 per PLUS. Please see “Syndicate Information” on page 9 for further details.

(2)	MSSB and its financial advisors will collectively receive from the Agent, Barclays Capital Inc., a fixed sales commission of $0.20 for each PLUS they sell. See “Supplemental Plan of Distribution.”

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT, PROSPECTUS AND INDEX SUPPLEMENT, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW BEFORE YOU MAKE AN INVESTMENT DECISION.

Prospectus dated February 10, 2009 Prospectus Supplement dated March 1, 2010; and Index Supplement dated March 1, 2010

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which these preliminary terms relate. Before you invest, you should read the prospectus dated February 10, 2009, the prospectus supplement dated March 1, 2010, the index supplement dated March 1, 2010 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement, index supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, index supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and these preliminary terms if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the PLUS or determined that these preliminary terms are truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley Smith Barney LLC	Barclays Capital Inc.

PLUS Based on the Value of the EURO STOXX 50® Index due December 29, 2011
Performance Leveraged Upside Securities

Additional Terms of the PLUS

You should read these preliminary terms together with the prospectus dated February 10, 2009, as supplemented by the prospectus supplement dated March 1, 2010 and the index supplement dated March 1, 2010 relating to our Global Medium-Term Notes, Series A, of which these PLUS are a part. These preliminary terms, together with the documents listed below, contain the terms of the PLUS and supersede all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and the index supplement as the PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated February 10, 2009: http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

•	Prospectus supplement dated March 1, 2010: http://www.sec.gov/Archives/edgar/data/312070/000119312510043357/d424b3.htm

•	Index supplement dated March 1, 2010: http://www.sec.gov/Archives/edgar/data/312070/000119312510043717/d424b3.htm

Our SEC file number is 1-10257. As used in these preliminary terms, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

The PLUS constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction. In addition, the PLUS will not be guaranteed by the Federal Deposit Insurance Corporation under the FDIC’s temporary liquidity guarantee program.

In connection with this offering, Morgan Stanley Smith Barney LLC is acting in its capacity as a selected dealer.

PLUS Based on the Value of the EURO STOXX 50® Index due December 29, 2011
Performance Leveraged Upside SecuritiesSM

Investment Overview

Performance Leveraged Upside Securities
The EURO STOXX 50® Index PLUS (the “PLUS”) can be used:

▪	As an alternative to direct exposure to the underlying index that enhances returns for a certain range of price performance of the underlying index.

▪	To enhance returns and potentially outperform the underlying index in a moderately bullish scenario.

▪

To potentially achieve similar levels of exposure to the underlying index as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.

The PLUS are exposed on a 1:1 basis to the negative performance of the underlying index.

Maturity:	18 Months

Leverage factor:	300%

Maximum payment at maturity:	$12.70 to $13.20 (127.00% to 132.00% of the stated principal amount) per PLUS (the actual maximum payment at maturity will be determined on the pricing date)

Principal protection:	None

EURO STOXX 50® Index Overview

According to publicly available information, as of March 1, 2010, the “Dow Jones” prefix was removed from all indices sponsored by STOXX Limited, including the Dow Jones EURO STOXX 50® Index, to reflect the new ownership structure of STOXX Limited. In December 2009, Deutsche Borse and SIX Group acquired the share of STOXX Limited previously owned by Dow Jones & Company. The use of the Dow Jones brand in the names of the licensed financial products of STOXX Limited is permitted until the end of 2010. The EURO STOXX 50® Index and the trademarks used in the index name are the intellectual property of STOXX Limited, Zurich, Switzerland and/or its licensors. The EURO STOXX 50® Index is used under license from STOXX Limited. The Notes are in no way sponsored, endorsed, sold or promoted by STOXX Limited and/or its licensors and neither STOXX Limited nor its licensors shall have any liability with respect thereto.

All information regarding the EURO STOXX 50® Index (the “EURO STOXX 50 Index”, the “Index” or the “Underlying Index”) set forth in these preliminary terms reflects the policies of, and is subject to change by STOXX Limited (“STOXX”). The EURO STOXX 50 Index is calculated, maintained and published by STOXX. The EURO STOXX 50 Index is composed of 50 European blue-chip companies from within the Eurozone portion of the STOXX 600 Supersector indices. The STOXX 600 Supersector indices contain the 600 largest stock traded on the major exchanges of 19 European countries and are organized into the following 19 sectors: automobiles & parts; banks; basic resources; chemicals; construction & materials; financial services; food & beverage; health care; industrial goods & services; insurance; media; oil & gas; personal & household goods; real estate; retail; technology; telecommunications; travel & leisure; and utilities. The underlying index does not reflect the payment of dividends on the component stocks included in the index. Because of this, the calculation of the final index value will not reflect the payment of dividends on these stocks that investors would receive if they were to purchase these stocks and hold them for a period equal to the term of the PLUS. The EURO STOXX 50 Index is reported by Bloomberg under the ticker symbol “SX5E”.

The information on the EURO STOXX 50® Index provided in these preliminary terms should be read with the discussion under the heading “Non—Proprietary Indices—Equity Indices— Dow Jones EURO STOXX 50® Index” in the index supplement.

 Information on the EURO STOXX 50® Index as of market close on June 15, 2010

Bloomberg Ticker Symbol:	SX5E
Current Index Level:	2,716.30
52 Weeks Ago:	2,425.97
52 Week High:	3,017.85
52 Week Low:	2,281.47

June 2010	Page 3

PLUS Based on the Value of the EURO STOXX 50® Index due December 29, 2011
Performance Leveraged Upside Securities

The following graph sets forth the historical performance of the EURO STOXX 50 Index based on the weekly closing levels of the EURO STOXX 50 Index from January 2, 2004 through June 15, 2010. The closing level of the Index on June 15, 2010 was 2,716.30.

We obtained the closing levels of the EURO STOXX 50 Index below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the EURO STOXX 50 Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the valuation date. We cannot give you assurance that the performance of the EURO STOXX 50 Index will result in the return of any of your initial investment.

Underlying Index Historical Performance—
January 2, 2004 to June 15, 2010
Past performance is not indicative of future results

June 2010	Page 4

PLUS Based on the Value of the EURO STOXX 50® Index due December 29, 2011
Performance Leveraged Upside Securities

Key Investment Rationale

This 18 month investment offers 300% leveraged upside, subject to a maximum payment at maturity of $12.70 to $13.20 (127.00% to 132.00% of the stated principal amount) per PLUS. The actual maximum payment at maturity will be determined on the pricing date.

Investors can use the PLUS to triple returns up to the maximum payment at maturity, while maintaining similar risk as a direct investment in the underlying index.

Leverage Performance	The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying index within a certain range of price performance.

Best Case Scenario

The underlying index increases in value and, at maturity, the PLUS redeem for the maximum payment at maturity of $12.70 to $13.20 (127.00% to 132.00% of the stated principal amount) per PLUS (the actual maximum payment at maturity will be determined on the pricing date)

Worst Case Scenario	The underlying index declines in value and, at maturity, the PLUS redeem for less than the stated principal amount by an amount proportionate to the decline.

Summary of Selected Key Risks (see page 13)

▪	No guaranteed return of principal

▪	No interest payments

▪	Appreciation potential of the PLUS is limited by the maximum payment at maturity.

▪

The PLUS will not be listed on any exchanges, secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices and you could receive less, and possibly significantly less, than the stated principal amount per PLUS if you try to sell your PLUS prior to maturity.

▪

Any payment to be made on the PLUS depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the PLUS and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the amounts owed to you under the terms of the PLUS.

▪

The market price of the PLUS will be influenced by many unpredictable factors, including the value, volatility and dividend yield of the underlying index and you may receive less, and possible significantly less, than the stated principal amount per PLUS if you try to sell your PLUS prior to maturity.

▪	Investing in the PLUS is not equivalent to investing in the underlying index or the stocks composing the underlying index.

▪	Adjustments to the underlying index by the underlying index publisher could adversely affect the value of the PLUS.

▪	Economic interests of the calculation agent may be potentially adverse to investors and the calculation agent will make determinations with respect to the PLUS.

▪	The U.S. federal income tax consequences of an investment in the PLUS are uncertain.

▪	The Return on the PLUS may be affected by factors affecting international securities markets.

June 2010	Page 5

PLUS Based on the Value of the EURO STOXX 50® Index due December 29, 2011
Performance Leveraged Upside Securities

Fact Sheet

The PLUS offered are senior unsecured debt obligations of Barclays Bank PLC, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the prospectus, prospectus supplement and index supplement, as supplemented or modified by these preliminary terms. At maturity, an investor will receive for each stated principal amount of PLUS that the investor holds, an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the closing value of the underlying index at maturity. The PLUS are senior notes issued as part of Barclays Bank PLC’s Global Medium-Term Notes, Series A. All payments on the PLUS are subject to the creditworthiness of Barclays Bank PLC.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
June , 2010 (expected to price on or about June 25, 2010, or if such day is not a scheduled trading day, the next succeeding scheduled trading day)	June , 2010 (2 business days after the pricing date)	December 29, 2011, subject to postponement due to a market disruption event

Key Terms
Issuer:	Barclays Bank PLC
Underlying index:	EURO STOXX 50® Index
Underlying index publisher:	STOXX Limited
Issue price:	$10 per PLUS (see “Syndicate Information” on page 9)
Stated principal amount:	$10 per PLUS
Denominations:	$10 per PLUS and integral multiples thereof
Interest:	None
Bull market or bear market PLUS:	Bull market PLUS
Payment at maturity:	If final index value is greater than initial index value,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If final index value is less than or equal to initial index value,
$10 x index performance factor
This amount will be less than or equal to the stated principal amount of $10.
Leveraged upside payment:	$10 x leverage factor x index percent increase
Index percent increase:	(final index value – initial index value) / initial index value
Leverage factor:	300%
Index performance factor:	final index value / initial index value
Initial index value:	The index closing value on the pricing date.
Final index value:	The index closing value on the valuation date.
Valuation date:	December 23, 2011, subject to adjustment for certain market disruption events.

Maximum payment at maturity:	$12.70 to $13.20 (127.00% to 132.00% of the stated principal amount) per PLUS. (The actual maximum payment at maturity will be determined on the pricing date.)

Postponement of maturity date:

If the scheduled valuation date is not an index business day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two scheduled index business days prior to the scheduled maturity date, the maturity date of the PLUS will be postponed until the second scheduled index business day following that valuation date as postponed.

Index business day:

A day, as determined by the calculation agent, on which trading is generally conducted on each of the relevant exchange(s) for the underlying index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Index closing value:

For any index business day, the closing value of the underlying index as published by Bloomberg under ticker symbol “SX5E” at the regular weekday close of trading on that index business day. In certain circumstances, the index closing value will be based on the alternate calculation of the underlying index as described in “Reference Assets—Adjustments Relating to Securities with the

June 2010	Page 6

PLUS Based on the Value of the EURO STOXX 50® Index due December 29, 2011
Performance Leveraged Upside Securities

Reference Asset Comprised of an Index or Indices” starting on page S-89 of the accompanying prospectus supplement.

Risk factors:	Please see “Risk Factors” on page 13.

General Information
Listing:	We do not intend to list the PLUS on any securities exchange.

CUSIP/ISIN:	06740L345 / US06740L3454

Minimum ticketing size:	100 PLUS

Tax considerations:

Some of the tax consequences of your investment in the PLUS are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your PLUS as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the PLUS are uncertain and the Internal Revenue Service could assert that the PLUS should be taxed in a manner that is different than described below. Pursuant to the terms of the PLUS, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your PLUS as a pre-paid cash-settled executory contract with respect to the Index. If the PLUS are so treated, the PLUS should generally be taxed in the same manner as an “open transaction”, and you should generally recognize capital gain or loss upon the sale or maturity of your PLUS in an amount equal to the difference between the amount you receive at such time and the amount you paid for your PLUS. Such gain or loss should generally be long-term capital gain or loss if you have held your PLUS for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, the PLUS should be treated in the manner described above. This opinion assumes that the description of the terms of the PLUS in these preliminary terms is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the PLUS, possibly with retroactive effect.

For a further discussion of the tax treatment of your PLUS as well as possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the PLUS. For additional, important considerations related to tax risks associated with investing in the PLUS, you should also examine the discussion about tax risks in “Risk Factors—Structure Specific Risk Factors”, in these preliminary terms.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include the PLUS), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the PLUS.

Trustee:	The Bank of New York Mellon

Calculation agent:	Barclays Bank PLC

Use of proceeds and hedging:

The net proceeds we receive from the sale of the PLUS will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the PLUS through one or more of our subsidiaries.

June 2010	Page 7

PLUS Based on the Value of the EURO STOXX 50® Index due December 29, 2011
Performance Leveraged Upside Securities

We, through our subsidiaries or others, hedged our anticipated exposure in connection with the PLUS by taking positions in futures and options contracts on the underlying index and any other securities or instruments we may wish to use in connection with such hedging. Trading and other transactions by us or our affiliates could affect the level, value or price of reference assets and their components, the market value of the PLUS or any amounts payable on your PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Employee Retirement Income Security Act” starting on page S-109 in the accompanying prospectus supplement.

Contact:

Morgan Stanley Smith Barney LLC (“MSSB”) clients may contact their MSSB sales representative or MSSB’s principal executive offices at 2000 Westchester Avenue, Purchase, New York 10577 (telephone number 800-869-3326). A copy of each of these documents may be obtained from Barclays Bank PLC or their agent Barclays Capital, at 1-888-227-2275 (Extension 2-3430) or 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

June 2010	Page 8

PLUS Based on the Value of the EURO STOXX 50® Index due December 29, 2011
Performance Leveraged Upside Securities

Syndicate Information
Issue price of the PLUS	Selling concession	Principal amount of PLUS
		for any single investor

$10.0000	$0.2000	<$1MM

$9.9625	$0.1625	>$1MM and <$3MM

$9.9438	$0.1438	>$3MM and <$5MM

$9.9250	$0.1250	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the PLUS distributed by such dealers.

These preliminary terms represent a summary of the terms and conditions of the PLUS. We encourage you to read the accompanying prospectus, prospectus supplement and index supplement for this offering, which can be accessed via the hyperlinks on the front page of this document.

June 2010	Page 9

PLUS Based on the Value of the EURO STOXX 50® Index due December 29, 2011
Performance Leveraged Upside Securities

How PLUS Work

Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the PLUS based on the following assumptions:

Stated principal amount:	$10

Leverage factor:	300%

Hypothetical maximum payment at maturity:	$12.95 (129.50% of the stated principal amount) per PLUS (based on the midpoint of the range)

PLUS Payoff Diagram

How it works

▪

If the final index value is greater than the initial index value, then investors receive the $10 stated principal amount plus 300% of the appreciation of the underlying index over the term of the PLUS, subject to the maximum payment at maturity. In the payoff diagram, an investor will realize the hypothetical maximum payment at maturity at a final index value of approximately 109.83% of the initial index value.

	▪	If the underlying index appreciates 5.00% at maturity, the investor would receive a 15% return, or $11.50.

	▪	If the underlying index appreciates 50% at maturity, the investor would receive only the hypothetical maximum payment of

June 2010	Page 10

PLUS Based on the Value of the EURO STOXX 50® Index due December 29, 2011
Performance Leveraged Upside Securities

$12.95 or 29.50% of the stated principal amount.

▪

If the final index value is less than or equal to the initial index value, the investor would receive an amount less than or equal to the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying index.

▪	If the underlying index depreciates 10% at maturity, the investor would lose 10% of their principal and receive only $9 at maturity, or 90% of the stated principal amount.

June 2010	Page 11

PLUS Based on the Value of the EURO STOXX 50® Index due December 29, 2011
Performance Leveraged Upside Securities

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of PLUS that they hold an amount in cash based upon the value of the underlying index, determined as follows:

If the final index value is greater than the initial index value:

$10 + Leveraged Upside Payment;

subject to the maximum payment at maturity for each PLUS,

Leveraged Upside Payment

   Principal

  Principal

  Leverage

  Index Percent Increase

$10

+

$10

×

300%

×

 final index value – initial index value

  initial index value

If the final index value is less than or equal to the initial index value:

$10 X Index Performance Factor

Principal		Index Performance Factor

$10	×	final index value

initial index value

Because the index performance factor will be less than or equal to 1.0, this payment will be less than or equal to $10.

June 2010	Page 12

PLUS Based on the Value of the EURO STOXX 50® Index due December 29, 2011
Performance Leveraged Upside Securities

Risk Factors

An investment in the PLUS involves significant risks. Investing in the PLUS is not equivalent to investing directly in the Index or any of the component stocks of the Index. The following is a non-exhaustive list of certain key risk factors for investors in the PLUS. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” in the prospectus supplement and the index supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the PLUS.

Structure Specific Risk Factors

▪

PLUS do not pay interest nor guarantee return of principal. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest nor guarantee payment of the principal amount at maturity. If the final index value is less than the initial index value, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each PLUS by an amount proportionate to the decrease in the value of the underlying index.

▪

Appreciation potential is limited. The appreciation potential of PLUS is limited by the maximum payment at maturity of $12.70 to $13.20 (127.00% to 132.00% of the stated principal amount) (the actual payment at maturity will be determined on the pricing date). Although the leverage factor provides 300% exposure to any increase in the value of the underlying index at maturity, because the payment at maturity will be limited to 127.00% to 132.00% of the stated principal amount for the PLUS, the percentage exposure provided by the leverage factor is progressively reduced as the final index value exceeds approximately 109.00% to 110.67% of the initial index value.

▪

Market price influenced by many unpredictable factors. Several factors will influence the value of the PLUS in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the PLUS in the secondary market, including: the value, volatility and dividend yield of the underlying index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. You may receive less or possibly significantly less, than the stated principal amount per PLUS if you try to sell your PLUS prior to maturity.

▪

Credit of Issuer: The PLUS are senior unsecured debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the PLUS depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the PLUS and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the amounts owed to you under the terms of the PLUS.

▪

Not equivalent to investing in the underlying index. Investing in the PLUS is not equivalent to investing in the underlying index or its component stocks. Investors in the PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

▪

Adjustments to the underlying index could adversely affect the value of the PLUS. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC is willing to purchase the PLUS in any secondary market transactions will likely be lower than the original issue price since the original issue price includes, and secondary market prices are likely to exclude, commissions paid with respect to the PLUS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the PLUS. In addition, any such prices may differ from values determined by pricing models used by Barclays Bank PLC, as a result of dealer discounts, mark-ups or other transaction costs.

▪

The U.S. federal income tax consequences of an investment in the PLUS are uncertain. The U.S. federal income tax treatment of the PLUS is uncertain and the Internal Revenue Service could assert that the PLUS should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the PLUS even though you will not receive any payments with respect to the PLUS until maturity and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the PLUS could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the PLUS.

Other Risk Factors

▪

The PLUS will not be listed on any securities exchange and secondary trading may be limited. There may be little or no secondary market for the PLUS. We do not intend to list the PLUS on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the PLUS in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. Because other dealers are not likely to make a secondary market for the PLUS, the price, if any, at which you may be able to trade your PLUS is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the PLUS. Accordingly, you should be willing to hold your

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PLUS Based on the Value of the EURO STOXX 50® Index due December 29, 2011
Performance Leveraged Upside Securities

PLUS to maturity.

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Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the PLUS on or prior to the pricing date and prior to maturity could adversely affect the value of the underlying index and, as a result, could decrease the amount an investor may receive on the PLUS at maturity. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial index value and, therefore, could increase the value at which the underlying index must close before an investor receives a payment at maturity that exceeds the issue price of the PLUS. Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could potentially affect the value of the underlying index on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

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Potential adverse economic interest of the calculation agent. The economic interests of the calculation agent and other affiliates of ours potentially adverse to your interests as an investor in the PLUS and the calculation agent will make determinations with respect to the PLUS. The calculation agent will determine the initial index value and the final index value, and calculate the amount of cash you will receive at maturity. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a discontinuance of the underlying index, may adversely affect the payout to you at maturity.

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Your return may be affected by factors affecting international securities markets. The reference asset may include, as a component, securities issued by international companies and may be denominated in a foreign currency. Investors should be aware that investments in reference assets linked to the value of international securities (or indices relating to those securities) might involve particular risks. The international securities comprising or relating to a reference asset may have less liquidity and could be more volatile than many of the securities traded in U.S. or other longer-established securities markets. Direct or indirect government intervention to stabilize the relevant international securities markets, as well as cross shareholdings in international companies, may affect trading prices and volumes in those markets. Direct or indirect government intervention may restrict the issuance or trading of securities, such as your PLUS, linked to the value of international securities (or indices relating to those securities). In addition, governments may seek to regulate not only the reference assets linked to your PLUS but also derivative instruments based on the reference assets, which can affect the value of such reference assets. Also, there is generally less publicly available information about international companies than about those U.S. companies that are subject to the reporting requirements of the SEC; and international companies often are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. The other special risks associated with international securities may include, but are not necessarily limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the reference assets or their components as well as the liquidity of the market for your PLUS.

Information about the Underlying Index

The EURO STOXX 50® Index. According to publicly available information, as of March 1, 2010, the “Dow Jones” prefix was removed from all indices sponsored by STOXX Limited, including the Dow Jones EURO STOXX 50® Index, to reflect the new ownership structure of STOXX Limited. In December 2009, Deutsche Borse and SIX Group acquired the share of STOXX Limited previously owned by Dow Jones & Company. The use of the Dow Jones brand in the names of the licensed financial products of STOXX Limited is permitted until the end of 2010. The EURO STOXX 50® Index and the trademarks used in the index name are the intellectual property of STOXX Limited, Zurich, Switzerland and/or its licensors. The EURO STOXX 50® Index is used under license from STOXX Limited. The Notes are in no way sponsored, endorsed, sold or promoted by STOXX Limited and/or its licensors and neither STOXX Limited nor its licensors shall have any liability with respect thereto.

All information regarding the EURO STOXX 50® Index (the “EURO STOXX 50 Index”, the “Index” or the “Underlying Index”) set forth in these preliminary terms reflects the policies of, and is subject to change by STOXX Limited (“STOXX”). The EURO STOXX 50 Index is calculated, maintained and published by STOXX. The EURO STOXX 50 Index is composed of 50 European blue-chip companies from within the Eurozone portion of the STOXX 600 Supersector indices. The STOXX 600 Supersector indices contain the 600 largest stock traded on the major exchanges of 19 European countries and are organized into the following 19 sectors: automobiles & parts; banks; basic resources; chemicals; construction & materials; financial services; food & beverage; health care; industrial goods & services; insurance; media; oil & gas; personal & household goods; real estate; retail; technology; telecommunications; travel & leisure; and utilities. The underlying index does not reflect the payment of dividends on the component stocks included in the index. Because of this, the calculation of the final index value will not reflect the payment of dividends on these stocks that investors would receive if they were to purchase these stocks and hold them for a period equal to the term of the PLUS. The EURO STOXX 50 Index is reported by Bloomberg under the ticker symbol “SX5E”.

Historical Information
The following table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the period from January 2, 2004 through June 15, 2010. The closing value of the underlying index on June 15, 2010 was 2,716.30. We obtained the closing levels of the EURO STOXX 50 Index below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the EURO STOXX 50 Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the valuation date. We cannot give you assurance that the performance of the EURO STOXX 50 Index will result in the return of any of your initial investment

EURO STOXX 50® Index	High	Low	Period End
2004
First Quarter	2,959.71	2,702.05	2,787.49
Second Quarter	2,905.88	2,659.85	2,811.08
Third Quarter	2,806.62	2,580.04	2,726.30
Fourth Quarter	2,955.11	2,734.37	2,951.01
2005
First Quarter	3,114.54	2,924.01	3,055.73
Second Quarter	3,190.80	2,930.10	3,181.54
Third Quarter	3,429.42	3,170.06	3,428.51
Fourth Quarter	3,616.33	3,241.14	3,578.93
2006
First Quarter	3,874.61	3,532.68	3,853.74
Second Quarter	3,890.94	3,408.02	3,648.92
Third Quarter	3,899.41	3,492.11	3,899.41

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PLUS Based on the Value of the EURO STOXX 50® Index due December 29, 2011
Performance Leveraged Upside Securities

Fourth Quarter	4,140.66	3,880.14	4,119.94
2007
First Quarter	4,272.32	3,906.15	4,181.03
Second Quarter	4,556.97	4,189.55	4,489.77
Third Quarter	4,557.57	4,062.33	4,381.71
Fourth Quarter	4,489.79	4,195.58	4,399.72
2008
First Quarter	4,339.23	3,431.82	3,628.06
Second Quarter	3,882.28	3,340.27	3,352.81
Third Quarter	3,445.66	3,000.83	3,038.20
Fourth Quarter	3,113.82	2,165.91	2,447.62
2009
First Quarter	2,578.43	1,809.98	2,071.13
Second Quarter	2,537.35	2,097.57	2,401.69
Third Quarter	2,899.12	2,281.47	2,872.63
Fourth Quarter	2,992.08	2,712.30	2,964.96
2010
First Quarter	3,017.85	2,631.64	2,931.16
Second Quarter (through June 15, 2010)	3,012.65	2,488.50	2,716.30

Supplemental Plan of Distribution

MSSB and its financial advisors will collectively receive from the Agent, Barclays Capital Inc., a fixed sales commission of $0.20 for each PLUS they sell.

We expect that delivery of the PLUS will be made against payment for the PLUS on or about the issue date indicated on the cover of these preliminary terms, which will be the second business day following the expected pricing date (this settlement cycle being referred to as “T+2”). See “Plan of Distribution” in the prospectus supplement.

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